CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of PGIM Private Real Estate Fund, Inc. of our report dated May 23, 2025, relating to the financial statements of PPREF/RP East Gate Holdings, LLC. which appears in PGIM Private Real Estate Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024.

/s/PricewaterhouseCoopers LLP

New York, New York

May 27, 2025